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                                                                    EXHIBIT 23.3

                                  Consent

  We hereby consent to the use of information provided by us in "The 1999/2000 Gallup Study of Coffee and Coffee Beverages, Year End Summary Report" and the use of the name "Gallup" by Peet's Coffee & Tea, Inc. under the caption "Business--Industry Overview" in the Prospectus constituting a part of the Registration Statement on Form S-1 (SEC file no. 333-47976). We hereby represent that we have the right to use, and to consent to the use of the name "Gallup." In giving such consent, we do not thereby acknowledge that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Multisponsor Surveys, Inc.

         /s/ Karen Bundy
By: _________________________________
  Name: Karen Bundy
  Title: Vice President
  Date: December 20, 2000